EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) Registration Statement No. 333-162290 (as amended) on Form S-8; (b) Registration Statement No. 333-197659 on Form S-8; (c) Registration Statement No. 333-207157 on Form S-8; (d) Registration Statement No. 333-197494 on Form S-3, and (e) Registration No. 333-189107 on Form S-3, of Vertex Energy, Inc., of our report dated April 4, 2016, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K of Vertex Energy, Inc. for the year ended December 31, 2015.

/s/ Hein & Associates LLP

Houston, Texas
April 4, 2016